EXHIBIT 99.1

CERNOSTICS, INC.

Consolidated Financial Statements for the Nine Months Ended
September 30, 2021 (Unaudited) and for the Year Ended
December 31, 2020 (Audited) and Independent Accountants’
Report

CERNOSTICS, INC.

TABLE OF CONTENTS

Page
Independent Accountants' Review Report	1

Independent Auditors' Report	2
Consolidated Financial Statements for the Nine Months Ended
September 30, 2021 (Unaudited) and the Year Ended
December 31, 2020 (Audited) and for the Periods Then Ended:

•Consolidated Balance Sheets	4

•Consolidated Statements of Operations	5

•Consolidated Statements of Redeemable Convertible Preferred
Stock and Stockholders' Deficit	6

•Consolidated Statements of Cash Flows	7

•Notes to Consolidated Financial Statements	9

INDEPENDENT ACCOUNTANTS' REVIEW REPORT

To the Board of Directors and Stockholders of
Cernostics, Inc.

We have reviewed the accompanying consolidated financial statements of Cernostics, Inc. (a Delaware corporation), which comprise the consolidated balance sheet as of September 30, 2021 and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' deficit, and consolidated cash flows for the nine months then ended, and the related notes to the consolidated financial statements. A review includes primarily applying analytical procedures to management’s financial data and making inquiries of company management. A review is substantially less in scope than an audit, the objective of which is the expression of an opinion regarding the consolidated financial statements as a whole. Accordingly, we do not express such an opinion.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement whether due to fraud or error.

Accountant's Responsibility

Our responsibility is to conduct the review engagement in accordance with Statements on Standards for Accounting and Review Services promulgated by the Accounting and Review Services Committee of the AICPA. Those standards require us to perform procedures to obtain limited assurance as a basis for reporting whether we are aware of any material modifications that should be made to the consolidated financial statements for them to be in accordance with accounting principles generally accepted in the United States of America. We believe that the results of our procedures provide a reasonable basis for our conclusion.

Accountant's Conclusion

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements in order for them to be in accordance with accounting principles generally accepted in the United States of America.

/s/ Grossman Yanak & Ford LLP

Pittsburgh, Pennsylvania
November 22, 2021

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Cernostics, Inc.

We have audited the accompanying consolidated financial statements of Cernostics, Inc. (a Delaware corporation), which comprise the consolidated balance sheet as of December 31, 2020 and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' deficit, and consolidated cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors' judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cernostics, Inc. as of December 31, 2020 and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Grossman Yanak & Ford LLP

Pittsburgh, Pennsylvania
May 26, 2021 (except for Note 1, for which the
date is November 10, 2021)

CERNOSTICS, INC.
CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2021 (UNAUDITED) AND DECEMBER 31, 2020 (AUDITED)

	NOTES	2021	2020
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	2	$2,082,491	$517,051
Accounts receivable, net	2	270,742	177,961
Other current assets		—	37,500
Prepaid expenses		291,991	41,095

Total		2,645,224	773,607

PROPERTY AND EQUIPMENT, NET	2,3	370,303	433,536

SECURITY DEPOSIT		15,838	15,838

PATENTS, NET	2	405,717	403,666

TOTAL		$3,437,082	$1,626,647

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Note payable	5	$—	$5,163,682
Capital lease obligation	6	98,964	93,885
Accounts payable		334,321	847,214
Accrued Medicare refund	11	385,874	139,459
Other accrued expenses	4	165,000	149,596

Total		984,159	6,393,836

CAPITAL LEASE OBLIGATION	6	162,115	236,986

COMMITMENTS AND CONTINGENCIES	11

REDEEMABLE CONVERTIBLE PREFERRED STOCK
Series A-1 ($0.001 par value) 13,107,154 shares authorized, issued and outstanding, $5,041,208 aggregate liquidation preference at September 30, 2021; 9,100,000 shares authorized, 7,800,000 issued and outstanding $2,999,997 aggregate liquidation preference at December 31, 2020	7	7,046,784	2,964,362

Series B-1 ($0.001 par value) 6,902,871 shares authorized, 3,583,375 issued and outstanding, $6,476,959 aggregate liquidation preference at September 30, 2021; no shares authorized, issued and outstanding at December 31, 2020	7	5,981,572	—

STOCKHOLDERS’ DEFICIT
Common Stock ($0.001 par) 25,729,889 shares authorized, 2,521,456 issued and outstanding at September 30, 2021; 12,600,000 shares authorized, 2,519,864 issued and outstanding at December 31, 2020	7	2,522	2,520
Additional paid in capital		6,006,039	5,969,414
Accumulated deficit		(16,746,109)	(13,940,471)

Total stockholders’ deficit		(10,737,548)	(7,968,537)

TOTAL		$3,437,082	$1,626,647
See notes to consolidated financial statements and independent accountants’ and auditors’ reports

CERNOSTICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021 (UNAUDITED) AND
THE YEAR ENDED DECEMBER 31, 2020 (AUDITED)

	NOTES	2021	2020

NET REVENUES		$469,411	$140,790

OPERATING EXPENSES:
Cost of revenues		546,021	541,104
Research and development		1,064,097	581,029
Medical affairs		320,506	284,249
Marketing and sales		343,360	246,911
General and administrative		947,989	839,774

TOTAL OPERATING EXPENSES		3,221,973	2,493,067

LOSS FROM OPERATIONS		(2,752,562)	(2,352,277)

OTHER INCOME (EXPENSES):
Interest expense	2	(116,822)	(288,477)
Other income		37,114	82,263
Interest income		177	329
Net gain (loss) from foreign currency transactions	2	26,455	(34,225)

Other expense, net		(53,076)	(240,110)

LOSS BEFORE INCOME TAXES		(2,805,638)	(2,592,387)

INCOME TAX EXPENSE	9	—	—

NET LOSS		$(2,805,638)	$(2,592,387)

See notes to consolidated financial statements and independent accountants’ and auditors’ reports

CERNOSTICS, INC.
CONSOLIDATED STATEMENTS OF REDEEMABLE OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021 (UNAUDITED) AND THE YEAR ENDED DECEMBER 31, 2020 (AUDITED)

	Series A-1 Preferred - Shares Issued and Outstanding	Series A-1 Preferred Stock - Par Value	Series A-1 Preferred Stock - Paid-in Capital	Series B-1 Preferred - Shares Issued and Outstanding	Series B-1 Preferred Stock - Par Value	Series B-1 Preferred Stock - Paid-in Capital	Common- Shares Issued and Outstanding	Common Stock - Par Value	Common Stock - paid in Capital	Accumulated Deficit	Total
BALANCE, JANUARY 1, 2020	7,800,000	$7,800	$2,956,562				2,519,864	$2,520	$5,969,414	$(11,348,084)	$(5,376,150)

Net loss	—	—	—							(2,592,387)	$(2,592,387)

Balance at December 31, 2020	7,800,000	7,800	2,956,562	—	—	—	2,519,864	2,520	5,969,414	(13,940,471)	(7,968,537)

Conversions (Note 4, 6)	5,307,154	5,307	4,077,115	1,370,375	1,370	1,980,196					—

Issuance of Series B-1 preferred stock	—			2,213,000	2,213	3,997,793					—

Share-based compensation expense	—								36,436		36,436

Exercise of stock options	—						1,592	2	189		191

Net loss	0									(2,805,638)	(2,805,638)

Balance at September 30, 2021	13,107,154	$13,107	$7,033,677	3,583,375	$3,583	$5,977,989	2,521,456	$2,522	$6,006,039	$(16,746,109)	$(10,737,548)
See notes to consolidated financial statements and independent accountants’ and auditors’ reports

CERNOSTICS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021 (UNAUDITED) AND
THE YEAR ENDED DECEMBER 31, 2020 (AUDITED)

	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,805,638)	$(2,592,387)
Adjustments to reconcile net loss to net cash used in operating activities:
Accrued interest on convertible debt	100,306	260,405
Depreciation and amortization	112,827	148,188
Share based compensation expense	36,436	—
Decrease (increase) in:
Accounts receivable	(92,781)	(155,070)
Other current assets	37,500	(37,500)
Prepaid expenses	(250,896)	(2,691)
Increase (decrease) in:
Accounts payable	(512,893)	144,036
Accrued Medicare refund	246,297	139,459
Accrued expenses	15,522	51,949

Net cash used in operating activities	(3,113,320)	(2,043,611)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(21,651)	—
Capitalized patent costs	(29,994)	(127,633)

Net cash used in investing activities	(51,645)	(127,633)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from convertible debt	800,000	2,700,000
Repayments of capital lease obligation	(69,792)	(87,515)
Exercise of options	191	—
Issuance of Series B preferred stock	4,000,006	—

Net cash provided by financing activities	4,730,405	2,612,485

NET INCREASE IN CASH AND CASH EQUIVALENTS	1,565,440	441,241

CASH AND CASH EQUIVALENTS, BEGINNING	517,051	75,810

CASH AND CASH EQUIVALENTS, ENDING	$2,082,491	$517,051

		(Continued)

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid for interest (capital lease)	$16,537	$28,072

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

In February 2021, the Company converted notes payable of $3,700,000 and accrued interest of $382,422 into shares of Series A-1 redeemable convertible preferred stock (see Notes 4,6). In July 2021, the Company converted notes payable of $1,900,000 and accrued interest of $81,566 into shares of Series B-1 redeemable convertible preferred stock (see Notes 4,6).
See notes to consolidated financial statements and independent accountants’ and auditors’ reports

CERNOSTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.ORGANIZATION AND OPERATIONS

Organization and Operations - Cernostics, Inc. (the "Company") was formed as a Delaware Corporation in September 2008. Azidex Pharmaceuticals, Inc. is an inactive wholly owned subsidiary of the Company. These consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All intercompany accounts and transactions have been eliminated in consolidation.

The Company is dedicated to developing life science tools and diagnostic tests based on high dimensional analysis of tissue biopsies. In total, the Company has raised significant amounts from equity, debt, and non- dilutive grant funding over its history. These funds have been utilized to develop the Company's proprietary TissueCypher platform for tissue- based diagnostic analysis, as well as the lead product, which is the TissueCypher Barrett's Esophagus Assay.

The Company has been dependent on its ability to raise funds in order to continue as a going concern as it continues to develop and commercialize its product offerings. In February 2021, April 2021 and May 2021, the Company received bridge financing in the amount of $200,000, $350,000 and $250,000, respectively.

Impact of COVID-19 on the Business - These consolidated financial statements were issued in the midst of the domestic and global uncertainty surrounding the COVID-19 pandemic. Management believes that the impact on the business and the results has not been significant and expects that the Company will continue to effectively navigate through this difficult period. However, future developments are highly uncertain and cannot be predicted with confidence.

Events Subsequent to the Independent Auditors' Report of May 26, 2021
- Subsequent to the May 26, 2021 date of the of the Independent Auditors' Report management determined that $162,427 of the Medicare submissions matter described at Note 10 related to 2020, resulting in an overstatement of net revenues for the year ended December 31, 2020. Accordingly, these reissued consolidated financial statements have been updated to reflect this information provided by management.

On October 18, 2021, the Company entered into a Plan of Merger, with Castle Biosciences, Inc. ("Castle"). Under the terms of the agreement, Castle will pay up-front consideration of $30 million consisting of $30 million cash or $20 million cash and $10 million in Castle common stock, subject to certain adjustments. Following the consummation of the

See independent accountants’ reports.

transaction, Cernostics, Inc. will become a wholly owned subsidiary of Castle Biosciences, Inc. The agreement provides for the stock of each shareholder to be cancelled in exchange for the closing per share consideration. The plan also allows for per share earnout payments plus the right to receive per share payments related to specified provisions. The earnout payments are based upon commercial milestones related to the year ending December 31, 2022. The maximum aggregate earnout payments are $50,000,000, payable in cash and/or Castle common stock. If the commercial milestones are not met, there is no obligation for any additional payment on the part of the buyers. The closing of the transaction is subject to the delivery of certain financial statements to Castle, continued employment of certain Company personnel and satisfaction of other customary conditions to closing. These consolidated financial statements do not reflect any effects of this matter.

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Unaudited Interim Financial Information - The accompanying consolidated balance sheet as of September 30, 2021; the consolidated statement of operations, the consolidated statement of redeemable convertible preferred stock and stockholders' deficit, and the consolidated statement of cash flows for the nine months ended September 30, 2021 are unaudited. The unaudited interim consolidated financial statements have been prepared on the same basis as the audited annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for the fair statement of the Company's consolidated financial position as of September 30, 2021 and the results of its consolidated operations and consolidated cash flows for the nine months ended September 30, 2021. The financial data and other information disclosed in these notes related to the nine months ended September 30, 2021 are also unaudited. The results of the nine months ended September 30, 2021 are not necessarily indicative of results to be expected for the year ending December 31, 2021, any other interim periods, or any future year or period.

Use of Estimates - The preparation of financial statements in conformity with U.S. generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Comprehensive Loss - Comprehensive loss consists of net loss plus certain changes in other equity accounts. The Company had no comprehensive loss beyond its net loss for the nine months ended September 30, 2021 (unaudited) and the year ended December 31, 2020 (audited).

See independent accountants’ reports.

Revenue - The Company recognizes revenue in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 606, Revenue from Contracts with Customers ("ASC 606"). All the Company's revenues are attributable to the Company's TissueCypher Barrett's Esophagus Assay. The Company has agreements with third- party payors that provide for payments to the Company of amounts different from its established rates. Payment arrangements include prospectively determined rates per procedure, reimbursed costs, and discounted charges. Clinical services revenue is reported at the amount of consideration to which the Company expects to be entitled from patients, third-party payors, and others for services rendered. In the absence of established rates, the Company has concluded that its contracts include variable consideration because the amounts paid by third-party payors may be paid at less than the Company's standard rates or not at all, with such differences considered implicit price concessions. Such variable consideration is measured at the expected value using the "most likely amount" method as prescribed by ACS 606, based on historical average collection rates, ranges of possible outcomes, and past experience. Such variable consideration is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the un- certainty associated with the variable consideration is resolved subsequently. Retroactive adjustments under reimbursement agreements with third-party payors are recorded in the period in which the Company is notified of the adjustment. See Note 10 regarding adjustments to Medicare revenue and adjustments for the nine months ended September 30, 2021 (unaudited) and the year ended December 31, 2020 (audited).

Because the Company's contracts with customers have an expected duration of one year or less, the Company has elected the practical expedient in ASC 606 to not disclose information about remaining performance obligations. Any incremental costs to obtain contracts are recorded as marketing and sales expense as incurred due to the short duration of the Company's contracts. Contract balances consisted solely of accounts receivable as of September 30, 2021 (unaudited) and December 31, 2020 (audited).

Other Income - The Company recognized $37,114 and $82,263 of other income for the nine months ended September 30, 2021 (unaudited) and the year ended December 31, 2020 (audited) respectively, which is principally comprised of proceeds from the sale of R&D tax credits (see Note 8), and approximately $9,000 of grant income received in 2020 for COVID-19 relief.

Foreign Currency Transactions - Transactions denominated in foreign currencies are recorded at the exchange rate prevailing when the transaction is recognized. Gains or losses are recorded as other income or loss in the consolidated statement of operations. The Company recognizes a gain/loss on a payable to one of its vendors in the amount of €88,520 and €405,702 at September 30, 2021 (unaudited) and

See independent accountants’ reports.

December 31, 2020 (audited), respectively, which is denominated in Euros. Based on the exchange rates in effect on September 30, 2021 (unaudited) and December 31, 2020 (audited), the Company recorded foreign currency gain (loss) of $26,455 and $(34,225), respectively.

Cash and Cash Equivalents - The Company considers all highly liquid debt instruments, including money market accounts with original maturities of three months or less to be cash equivalents. The Company maintains, at financial institutions, cash which may at times exceed federally insured amounts and which may at times exceed balance sheet amounts due to outstanding checks. The Company maintains cash at high quality institutions and, as a result, believes credit risk related to its cash to be minimal. A presentation follows of the Company's cash and cash equivalents on the fair value hierarchy.

Fair Value Measurements - GAAP establishes a framework for measuring the fair value of financial assets and provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable in puts (level 3 measurements). The three levels of the fair value hierarchy are as follows:

•Level 1 - Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access

•Level 2 - Inputs, other than quoted prices in active markets , that are observable either directly or indirectly; and

•Level 3 - Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Assets or liabilities measured at fair value are categorized in their entirety in the fair value hierarchy based on the lowest level of any input that is significant to the fair value measurement. The Company's valuation techniques used maximize the use of observable inputs and minimize the use of unobservable inputs.

Following is a description of the valuation methodologies used for assets measured at fair value. There have been no changes in the methodologies used at September 30, 2021 compared to December 31, 2020.

Fair values of assets measured on a recurring basis at September 30, 2021 (unaudited) are as follows:

	Level 1	Level 2	Level 3	Total
Money market account	$1,958,612	$—	$—	$1,958,612

See independent accountants’ reports.

Fair values of assets measured on a recurring basis at December 31, 2020 (audited) are as follows:

	Level 1	Level 2	Level 3	Total
Money market account	$512,372	$—	$—	$512,372

The money market account is included in the cash and cash equivalents line on the consolidated balance sheet.

Fair Value of Financial Instruments - The estimated fair value of the Company's notes payable as of December 31, 2020 (audited) is $5,360,932 and is a Level 3 measurement, determined based on an independent valuation.

Receivables - Accounts receivable reflected balances due on clinical service procedures. A valuation allowance is provided for those accounts for which collection is estimated as doubtful based on write off history, credit risk of specific accounts, aging analysis and other information available on specific accounts. The Company deems accounts as uncollectible when all efforts to collect the balance have been exhausted. The Company generally does not perform evaluations of customers' financial condition and generally does not require collateral. The Company's allowance for doubtful accounts was zero as of September 30, 2021 (unaudited) and December 31, 2020 (audited). Adjustments for implicit price concessions attributable to variable consideration, as discussed above, are incorporated into the measurement of the accounts receivable balances and are not part of the allowance for doubtful accounts.

While the allowance for doubtful accounts represents management's estimate of doubtful accounts, it is at least reasonably possible that the assessment of doubtful accounts will be further revised in the near term and that actual results could differ significantly from this estimate.

Property and Equipment - Property and equipment are recorded at cost. Depreciation, including amortization of assets held under capital leases, is provided using the straight-line method based on the estimated useful lives of the related assets which range from three to ten years. Maintenance and repairs are charged to expense as incurred; renewals and betterments are capitalized. When property and equipment are sold, or otherwise disposed of, the asset and related accumulated depreciation accounts are relieved, and any resulting gain or loss is reflected in the statement of operations.

Patents - Internal and external costs related to developing potentially patentable intellectual property are expensed as incurred and included in research and development expense. Legal and other costs directly associated with the filing and/or defense of patents that have anticipated future economic value are capitalized and amortized. The Company has

See independent accountants’ reports.

capitalized patents costs of $588,853 and $558,859 through September 30, 2021 (unaudited) and December 31, 2020 (audited), respectively, which are being amortized over their average estimated useful lives of fifteen years on a straight-line basis, and expire at various times through 2035. Accumulated amortization was $183,136 and $155,193 at September 30, 2021 (unaudited) and December 31, 2020 (audited), respectively. Amortization expense was $27,943 and $32,220 for the nine months ended September 30, 2021 (unaudited) and the year ended December 31, 2020 (audited), respectively. Future amortization of patent costs for periods subsequent to September 30, 2021 (unaudited) is as follows:

2021	$9,314
2022	39,257
2023	38,830
2024	36,486
2025	34,395
Thereafter	247,435
Total	$405,717

Impairment of Long-Lived Assets - Management evaluates the valuation and depreciation, as applicable, of the Company's long-lived assets. Management's evaluation considers both current and future levels of undiscounted cash flows generated by the related assets to determine when impairment may have occurred. Any write-downs due to impairment are charged to operations at the time the impairment is identified.

Research and Development - Research and development costs are expensed as incurred.

Share-Based Compensation - The cost of services provided by employees or others in exchange for an award of equity instruments, such as stock options, is measured based on the fair value of those instruments at the grant date. The Company has based its estimate of the fair value of stock options on the Black-Scholes option pricing model and an independent professional valuation of the Company’s common stock. This model involves assumptions including the expected life of the option, stock price volatility, risk-free interest rate, dividend yield and exercise price. Details regarding the Stock Plan are discussed in Note 8.

Income Taxes - The Corporation is a taxable entity and, as such, is subject to federal and state income taxes. Deferred income taxes are provided for temporary differences between the reporting of income and expenses for financial reporting purposes under the accrual basis and income tax purposes under the cash basis. These differences result primarily from differences in the bases of receivables and payables for financial and tax reporting purposes, as well as the recognition of benefits related to net operating loss and tax credit carryforwards. A valuation

See independent accountants’ reports.

allowance is established for a deferred tax asset for which it is determined that it is more likely than not that the deferred tax asset will not be realized.

Based on an assessment of the Company's tax positions, management has determined that there is no liability for unrecognized tax benefits. The Company is no longer subject to income tax examinations by tax authorities for years before 2017.

New Accounting Standards Pending Adoption - In February 2016, the FASB issued Accounting Standards Update ("ASU") No. 2016-02, Leases, (Topic 842) ("ASU 2016-02'), which supersedes FASB ASC Topic 840, Leases and provides principles for the recognition, measurement, presentation and disclosure of leases for both lessees and lessors. The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method for finance leases or on a straight-line basis over the term of the lease for operating leases. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases. For public business entities, the ASU was effective for fiscal years beginning after December 15, 2018. However, the Securities and Exchange Commission ("SEC") is permitting companies that meet the definition of a public business entity solely because their financial statements are included in another entity's SEC filing to apply the adoption date for "all other" entities. Accordingly, the ASU will be effective for the Company for fiscal years beginning after December 15, 2021. The Company does not expect the adoption of this standard to have a material impact on its consolidated statements of operations or its consolidated statements of cash flows but it expects to recognize right-of-use assets and liabilities for lease obligations associated with its operating lease.

Subsequent Events - The Company has analyzed subsequent events for recognition and disclosure purposes through May 26, 2021 for the audited financial statements as of and for the year ended December 31, 2020 and November 22, 2021 for the reviewed financial statements as of and for the nine months ended September 30, 2021, the dates the respective financial statements were available to be issued. Details related to subsequent events include the pending merger (see above), additional financing (Note 5), grant of options (Note 7), and the adoption of the 2021 Equity incentive Plan (Note 8).

See independent accountants’ reports.

3.PROPERTY AND EQUIPMENT

Property and equipment consist of the following at September 30, 2021 (unaudited) and December 31, 2020 (audited):

	2021	2020
Equipment	$892,608	$870,956
Furniture and fixtures	61,559	61,559
Total	954,167	932,515
Accumulated depreciation	(583,864)	(498,979)
Property and equipment, net	370,303	433,536

Depreciation expense was $84,884 and $115,968 for the nine months ended September 30, 2021 (unaudited) and the year ended December 31, 2020 (audited). Included in the equipment total above are assets held under capital lease (see Note 6).

4.OTHER ACCRUED EXPENSES

Other accrued expenses consist of the following at September 30, 2021 (unaudited) and December 31, 2020 (audited):

	2021	2020
Accrued compensation and benefits	$163,000	$104,848
Other	2,000	44,748
Total	165,000	149,596
5.DEBT

During 2020, the Company entered into two convertible notes, each in the amount of $1,000,000 at a rate of 8%, with an existing shareholder. Interest will accrue on the note until maturity (see below). Further, the Company entered into convertible notes with the same shareholder in the amounts of $400,000 and $200,000 in January and April 2020, respectively; terms for those notes were consistent with the first two notes. Additionally, in March 2020, the Company entered into a convertible note with a separate entity in the amount of $100,000. The terms for this note are consistent with the other notes entered into during the year. No amounts were allocated to the conversion features of these or subsequent notes as such conversion features were not deemed to be beneficial. Additionally, the Company assessed these notes and the subsequent notes to determine if the conversion feature or other features are required to be bifurcated and accounted for as embedded derivatives at fair value. No material embedded derivatives were identified in the Company's analysis.

See independent accountants’ reports.

During 2021, the Company entered into three additional convertible notes, in the amounts of $200,000, $350,000 and $250,000 in February, April and May, respectively, at a rate of 8%. The first two notes were entered into with existing shareholders while the third note was entered into with a new shareholder. Interest accrued on the notes until redemption/conversion (see below).

Accrued interest was added to the notes in the aggregate amounts of $81,566 and $363,682 as of September 30, 2021 (unaudited) and December 31, 2020 (audited), respectively through conversion (see below). Interest expense on these notes was $100,306 and $260,405 for the nine months ended September 30, 2021 (unaudited) and the year ended December 31, 2020 (audited), respectively.

In February 2021, the Company converted certain of the notes, in the amount of $3,700,000 plus accrued interest of $382,400 into shares of Series A-1 preferred stock (see Note 7). The remaining notes were all issued with, or amended to a maturity date of December 31, 2021 and carry a principal value of $1,900,000 plus accrued interest. Management has evaluated the amendments of the promissory notes and determined that they represent modifications rather than extinguishments for accounting purposes. Additionally, no gain or loss was recorded in connection with the amendments.

In July 2021, the remaining notes, in the amount of $1,900,000 were converted, along with accrued interest of $81,566, into shares of Series B-1 preferred stock (see Note 7).

Under the provisions of all of the notes, if a qualified financing had occurred on or prior to the maturity date of the notes, the outstanding principal and accrued interest would have automatically converted into fully paid, nonassessible shares of the preferred stock issued in the qualified financing at the conversion price. If there has been a change in control prior to a qualified financing and prior to payment of the notes, the note holder would have had the option to convert the principal and accrued and unpaid interest into fully paid and nonassessible shares of the Company's Series A-1 Preferred Stock at a price per share equal to $.76923 subject to adjustments for events specified within the agreement.

6.LEASES

Capital Lease

The Company entered into a capital lease for certain lab equipment in 2018, which expires in March 2024. The future minimum lease payments under the lease and its present value at September 30, 2021 (unaudited) are as follows:

See independent accountants’ reports.

2021 (remainder of year)	$28,551
2022	114,205
2023	114,205
2024	28,550
Minimum lease payments	285,511
Less amount representing interest	(24,432)
Present value of minimum lease payments (including $98,964 classified as current)	$261,079

The minimum lease payments at December 31, 2020 (audited) related to the lease were $371,165; the present value of the minimum lease payments was $330,871 of which $93,885 represented the current portion.

Assets held under a capital lease at September 30, 2021 (unaudited) and December 31, 2020 (audited) are as follows:

	2021	2020
Equipment	$557,494	557,494
Less accumulated depreciation	(281,240)	(221,734)
Net book value	$276,254	$335,760

Operating Lease

The Company leases office space under an agreement that was set to expire in 2020. However, the lease included a provision for an optional one-year extension through July 2021, which the Company exercised. Rent expense was $63,444 and $85,259 for the nine months ended September 30, 2021 (unaudited) and the year ended December 31, 2020 (audited), respectively. In October 2021, the Company entered into a lease extension for an additional year with monthly minimum lease payments approximating $12,400. The extended lease term will not commence until the lessor has made certain renovations to the leased space, as defined in the extension agreement. Until then, the Company shall continue to lease the space on a month-to-month basis.

7.CAPITALIZATION AND RELATED MATTERS

At September 30, 2021 (unaudited) and December 31, 2020 (audited), 13,107,154 and 9,100,000 shares, respectively, of $.001 par value Series A-1 preferred stock, were authorized; 13,107,154 and 7,800,000 shares, respectively, were issued and outstanding. In July 2021, in conjunction with the amendment to the Certificate of Incorporation, 6,902,871 shares of Series B-1 preferred stock became authorized. At September 30, 2021, 6,902,871 shares of $.001 par value Series B-1 preferred stock were authorized and 3,583,375 were issued and outstanding.

See independent accountants’ reports.

Subject to certain limitations, Series A-1 preferred stock will accrue dividends at a rate per annum of $.030769 per share and dividends on the Series B-1 will accrue at a rate of 8% per annum subject to other recapitalization occurrences. Dividends shall accumulate from day to day, whether or not declared, provided that such accumulating dividends are non-cumulative other than under specifically designated instances. Such dividends shall be in preference and priority to payment of any dividend on the common stock and are payable in the event of any voluntary or involuntary liquidation. At September 30, 2021 (unaudited) and December 31, 2020 (audited) accumulated preferred dividends related to Series A-1 were approximately $875,000 and $480,000, respectively. At September 30, 2021 (unaudited), accumulated preferred dividends related to Series B-1 were approximately $60,000. These dividends have not been declared.

Each share of Series A-1 or Series B-1 preferred stock is convertible, at the option of the holder, at any time into such number of shares of common stock as is determined by dividing the Series A-1 or Series B-1 Original issue price by the Series A-1 or Series B-1 conversion price as defined in the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation"), at the time of conversion. The Conversion Price is $.384615 per share for Series A-1 preferred stock and $1.807503 per share for Series B-1 preferred stock, but such is subject to adjustment as set forth in the Certificate of Incorporation. Furthermore, certain events qualify as Mandatory Conversion Events as set forth in the Certificate of Incorporation.

Each outstanding share of Series A-1 or Series B-1 preferred stock entitles its holder to the number of votes that equals the number of whole shares of common stock into which such share of Series A-1 or Series B-
1 preferred stock is then convertible.

The Certificate of Incorporation provides holders of the Series A-1 and Series B-1 preferred stock the right to redeem their shares in the event of a deemed liquidation (generally, a change of control of the Company or the sale of substantially all of its assets). The redemption amount would be the sum of the original issue price and any declared but unpaid dividends plus a pro rata share of any remaining assets. Accordingly, as the preferred stock is contingently redeemable upon events that are outside of the Company's control in accordance with authoritative guidance for the classification and measurement of potentially redeemable securities, the Company has classified the Series A-1 and Series B-1 preferred stock outside of stockholders' deficit on the consolidated balance sheets.

On February 18, 2021, the Company amended its Certificate of Incorporation to amend the number of shares of common and preferred stock that were authorized for issuance. The par value of both common and preferred shares remained at $.001 per share. Authorized shares of common stock were increased to 22,000,000 shares from 12,600,000 shares and Series A-1 preferred were increased to 17,000,000 shares

See independent accountants’ reports.

from 9,100,000 shares. In July 2021, the Certificate of Incorporation was further amended to increase the authorized shares of common stock to 25,729,889 and preferred shares to 20,010,025. The preferred shares authorized as Series A-1 totaled 13,107,154 and the remaining 6,902,871 shares were designated as Series B-1.

Under the terms of a Note Conversion Agreement executed in February 2021, the Company converted the $100,000 promissory note plus $7,058 of accrued interest to 139,175 shares of the Series A-1 Preferred Shares at an effective price of $.76923 per share. In a second Note Conversion Agreement, the Company converted $3,600,000 of promissory notes plus $375,364 of accrued interest to 5,167,979 shares of Series A-1 Preferred Shares at $.76923 per share.

In July 2021, the Company converted $1,900,000 of promissory notes plus $81,566 of accrued interest into 1,370,375 shares of Series B-1 Preferred Shares at $1.446 per share. In addition, the Company issued 2,212,999 shares of Series B-1 Preferred Shares at $1.807503 per share. Total outstanding shares of Series B-1 preferred stock at September 30, 2021 were 3,583,375.

Common Stock
At September 30, 2021 (unaudited) 25,729,889 shares of $.001 par value stock were authorized and 2,521,456 shares were issued and outstanding. At December 31, 2020 (audited) 12,600,000 shares of $.001 par value common stock were authorized and 2,519,864 were issued and outstanding. Each outstanding share of common stock entitles its holder to one vote.

8.STOCK PLAN

The Company maintains the 2010 Stock Plan, (the "2010 Stock Plan") under which options entitling the participant to purchase shares of common stock may be granted to employees, officers, directors, consultants and advisors of the Company.

The total number of shares authorized to be issued under the 2010 Stock Plan, subsequent to the revision of the Certificate of Incorporation that occurred in conjunction with the Series A-1 Preferred Stock Agreement (see Note 6) is 1,002,028. Unexercised portions of forfeited grants may again be subject to new awards under the 2010 Stock Plan. The 2010 Stock Plan expired in 2020 and accordingly no further grants can be issued from that plan.

In July 2021, the Company adopted the 2021 Equity Incentive Plan (the "2021 Stock Plan"). Under the terms of this plan, 3,200,000 shares of common stock were made available for the grant of awards, all of which

See independent accountants’ reports.

may be granted as incentive stock options. The Plan was subsequently amended reducing the shares available for grants to 2,285,222 as of September 30, 2021 (unaudited). Unexercised portions of forfeited grants may again be subject to new awards under the 2021 Stock Plan, including shares of treasury stock. Options granted under the provisions of the 2021 Stock Plan were 1,684,142.

The Board may designate an option as an incentive stock option (within the meaning of Section 422 of the Internal Revenue Code) or non- qualified stock option at the date of grant, though an option may be designated as an incentive stock option only if the applicable participant is an employee of the Company. The term of the Stock Plan is ten years unless renewed or terminated by the Board.

The exercise price, vesting provisions and expiration date of each option grant are set forth in the individual award agreement. Options shall terminate upon the first to occur of the following: the expiration date set forth in the individual award agreement, 90 days after a participant's termination of service or ten years from the date of grant in the case of incentive stock options.

The following table summarizes the option activity, in number of options for the nine months ended September 30, 2021 (unaudited) and the year ended December 31, 2020 (audited).

	2010	2021
	Stock Plan	Stock Plan
Outstanding at January 1, 2020	944,951	—
Granted	82,000	—
Exercised	—	—
Expired	(49,853)	—
Outstanding at December 31, 2020	977,098	—
Granted	—	1,684,142
Exercised	(1,592)	—
Expired	(86,000)	—
Outstanding at September 30, 2021	889,506	1,684,142

The aggregate intrinsic value of outstanding stock options at September 30, 2021 (unaudited) was $346,907. Options granted during the nine months ended September 30, 2021 had a grant date fair value of $.40 per share based on a Black-Scholes option pricing model. Assumptions in the Black-Scholes option pricing model for the nine moths ended September 30, 2021 included expected volatility of 100%, a risk free rate of .93%, an expected term of six years and a dividend yield of zero.

See independent accountants’ reports.

Vested and nonvested Stock Plan options outstanding as of September 30, 2021 (unaudited) and December 31, 2020 (audited) were as follows:

	2021	2020
Vested	859,866	781,278
Nonvested	1,713,782	195,820
Outstanding at September 30, 2021	2,573,648	977,098

The weighted average remaining contractual term for outstanding options was 8.21 and 6.68 years at September 30, 2021 (unaudited) and December 31, 2020 (audited), respectively. The weighted average contractual term for exercisable options was 6.44 and 5.98 years at September 30, 2021 (unaudited) and December 31, 2020 (audited), respectively. The exercise price is $0.12 for options outstanding at September 30, 2021 (unaudited) and December 31, 2020 (audited) granted under the 2010 Stock Plan and $.51 for options granted under the 2021 Stock Plan, based on an independent third party valuation of the Company's common shares at the time of the grant. The Company determined the grant date fair value of the options issued was not material. Share-based compensation expense recognized on options for the nine months ended September 30, 2021 (unaudited) was $36,436. Total unrecognized compensation cost as of September 30, 2021 is $637,221 and is expected to be recognized over a weighted average period of four years. The Company recorded no share-based compensation expense for the year ended December 31, 2020.
9.INCOME TAXES
There were no current income taxes payable for the nine months ended September 30, 2021 (unaudited) and the year ended December 31, 2020 (audited) as a result of operating losses.

Components of the Company's deferred tax assets and liabilities are as follows at December 31, 2020 (audited):

2020
Deferred tax assets:
Net operating loss and tax credit carryforwards	$3,735,000
Allowance for doubtful accounts	33,000
Accrued interest	105,000
Foreign currency adjustment	10,000
Accrued vacation	23,000
Total deferred tax assets	3,906,000
Deferred tax liabilities
Fixed assets	(115,000)
Prepaid expenses	(5,000)

See independent accountants’ reports.

Total deferred tax liabilities	(120,000)
Potential net deferred tax assets	3,786,000
Valuation allowance	(3,786,000)
Deferred tax asset, net	$—

The Company has provided for an allowance for the entire amount of the deferred tax asset due to uncertainty about its realizability.
A reconciliation of the potential Company's tax benefit at statutory rates for financial and tax purposes is as follows.

2020
Net loss before taxes	(2,592,387)
Federal income tax benefit at statutory rates	544,000
State income tax benefit at statutory rates	209,000
Nontaxable income	(20,000)
Other	(16,000)
Change in valuation allowance	(717,000)
Total income tax expense, net	—

At December 31, 2020, the Company has federal and state net operating loss carryforwards ("NOLs") of approximately $12,210,000 and $11,907,601, respectively. In general, under Section 382 and 383 of the Internal Revenue Code, a corporation that undergoes an "ownership change" is subject to limitations on its ability to utilize its pre-change NOLs and certain tax credits, to offset future taxable income and tax. In general, an ownership change occurs if the aggregate stock ownership of certain stockholders changes by more than 50 percentage points over such stockholders' lowest percentage of ownership during the testing period (generally three years). State NOLs carryforward through 2040. Federal NOLs generated subsequent to 2018 are available indefinitely. The Company's NOLs are available to offset future taxable income, subject to various limitations including the impact of the merger agreement detailed in Note 1.
10. 401(K) AND PROFIT SHARING PLAN
The Company sponsors a 401(k) and profit sharing plan covering substantially all of its employees whereby participants may defer up to 90% of their eligible compensation, subject to limits established by the Internal Revenue Code. The plan allows for the Company to make discretionary matching and profit sharing contributions. There were no Company contributions for the nine months ended September 30, 2021 (unaudited) and the year ended December 31, 2020 (audited).

See independent accountants’ reports.

11.COMMITMENTS AND CONTINGENCIES

In February 2013, the Company was served a Writ of Summons in an action initiated by the Company's former President. The Company’s insurance carrier was promptly notified. To date, no additional correspondence or filings have been received. The claims, if pursued, are subject to an arbitration clause with a venue of Pittsburgh, Pennsylvania. The Company believes such claims to be without merit and plans to defend itself against any such claims.

In the third quarter of 2021, the Company became aware of certain billing requirements related to certain Medicare submissions that may have been processed incorrectly. Management has reduced revenue by $348,011 and $162,427 related to claims for the nine months ended September 30, 2021 (unaudited) and December 31, 2020 (audited), respectively; reduced related receivables of $28,838 and $22,968 for the nine months ended September 30, 2021 (unaudited) and the year ended December 31, 2020 (audited), respectively and recorded a liability of $246,415 during the nine months ended September 30, 2021 (unaudited) and $139,459 during the year ended December 31, 2020 (audited). Management has recorded a liability for the maximum amount of the potential claims to be repaid and recognized settlement expense related to previously submitted claims. Management will seek relief related to the potential liability, the outcome of which can not be determined at this time.

The Company is subject to other claims arising out of the Company's normal operations. In the opinion of management, the ultimate outcome of such issues will not have a material adverse effect on the financial position or results of operations of the Company.

See independent accountants’ reports.